EXHIBIT 12

                 THE CIT GROUP HOLDINGS, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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

                                                                                Years Ended December 31,
                                                                            ----------------------------------
                                                                             1994           1993         1992
                                                                           --------       --------     --------
                                                                               Dollar Amounts in Thousands
      Net income.....................................................      $201,128       $182,308     $162,300
      Provision for income taxes.....................................       123,941        128,489      105,311
      Extraordinary item--loss on early extinguishment of debt,
         net of income tax benefit...................................           --             --         4,241
                                                                           --------       --------     --------
      Earnings before provision for income taxes and
        extraordinary item ..........................................       325,069        310,797      271,852
                                                                           --------       --------     --------
      Fixed Charges:
          Interest and debt expenses on indebtedness.................       613,957        508,006      552,017
          Interest factor--one third of rentals on real and personal
            properties...............................................         7,855          8,001        8,278
                                                                           --------       --------     --------
            Total fixed charges......................................       621,812        516,007      560,295
                                                                           --------       --------     --------
          Total earnings before provisions for income taxes,
            extraordinary item, and fixed charges....................      $946,881       $826,804     $832,147
                                                                           ========       ========     ========

      Ratios of Earnings to Fixed Charges............................          1.52           1.60         1.49
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